CERTIFICATE OF INCORPORATION

OF

ATHENA MINERALS, INC.

ARTICLE

NAME

The name of the Corporation is Athena Minerals, Inc.

ARTICLE

TERM OF EXISTENCE

The Corporation shall exist in perpetuity, from and after the date of filing this Certificate of Incorporation with the Secretary of State of the State of Delaware, unless sooner dissolved or disincorporated according to law.

ARTICLE

OBJECT, PURPOSES AND POWERS

Section 1.  General Objects and Purposes.  To engage in any lawful activity as may from time to time be authorized by the Corporation's Board of Directors, which is not prohibited by law or by these Articles of Incorporation.  To undertake such other activities as the Board of Directors may deem reasonable or necessary in the furtherance of the general or specific purposes and powers of the Corporation.

Section 2.  General Powers.  Further, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon Corporations organized under the laws of the State of Delaware and in addition may do everything necessary, suitable, proper for, or incident to, the accomplishment of any of these corporate purposes.

ARTICLE

CAPITAL STOCK

Section 1.  The total number of shares of capital stock which the Corporation shall have authority to issue is ten million (10,000,000) shares of common stock having a par value of $.0001 each, and five million (5,000,000) shares of preferred stock having a par value of $.0001 each.  All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders.  Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable.  The private property of stock holders shall not be liable for Corporation debts.

Section 2.  The preferences and relative participating optional or other special rights and qualifications, limitations or restrictions of the common stock of the Corporation are as follows:

(a)

Dividends.  Dividends may be paid upon the common stock, as and when declared by the Board of Directors, out of funds of the Corporation legally available therefor.

(b)

Payment on Liquidation.  Upon any liquidation, dissolution and termination of the Corporation, and after payment or setting aside of any amount sufficient to provide for payment in full of all debts and liabilities of, and other claims against the Corporation, the assets shall be distributed pro rata to the holders of the common stock.

(c)

Voting Rights.  At any meeting of the stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share outstanding in the name of such holder on the books of the Corporation on the date fixed for determination of voting rights.

(d)

Majority Vote.  The stockholders, by vote or concurrence of a majority of the outstanding shares of the Corporation entitled to vote on the subject matter, may take any action which would otherwise require a two-thirds (2/3) vote under the General Corporation Law of the State of Delaware.

(e)

Cumulative Voting.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(f)

Preemptive Rights.  Unless otherwise determined by the Board of Directors, no stockholder of the Corporation shall have preemptive rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock for the scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(g)

Restrictions on Sale or Disposition.  All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

Section 3.  The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

i.

The number of shares to constitute the series and the distinctive designation thereof;

ii.

The amount of rate of dividend on the shares of the series, whether dividends shall be cumulative, the times at and the terms and conditions upon which dividends shall be paid and any relative rights of priority of payment of dividends to the shares of the series in relation to dividends payable to any other class or series of stock of the Corporation;

iii.

Whether the shares of the series shall be redeemable and, if redeemable, the terms and conditions upon which the shares of the series may be redeemed, including the price at and the date or dates after which the shares may be redeemed and the relative rights of priority of redemption of the shares of the series in relation to the redemption of any other class or series of stock of the Corporation;

iv.

Whether the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund is established, the annual amount thereof and the terms and provisions relative to the operation thereof;

v.

Whether the shares of the series shall be convertible into shares of any class or classes or of any other series of the same class and, if convertible, the terms and conditions upon which the shares may be converted, including the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

vi.

The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including the amount payable upon the shares in such event, the terms and conditions of such payment and the relative rights of priority of payment of such shares in relation to the payment of any other class or series of stock of the Corporation;

vii.

The restrictions, if any, on the payment of dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

viii.

Whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including the number of votes per share, the matters on which the shares can vote and the contingency, if any, which makes the voting rights effective; and

ix.

Any other relative rights, preferences, and limitations of that series.

ARTICLE

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation in the State of Delaware is 1220 North Market Street, Suite # 808, Wilmington, Delaware 19801, County of New Castle.  The name of the initial registered agent at such address is American Incorporators, Ltd.

ARTICLE

DIRECTORS

Section 1.  The business and affairs of this Corporation and the management thereof shall be vested in a Board of Directors consisting of at least one (1) but not more than ten (10) members.Directors need not be stockholders of the Corporation.

Section 2.  The number of directors may be increased or decreased from time to time, within the limits stated above, by action of the majority of the whole Board of Directors.

Section 3.  The election of directors need not be by written ballot.

Section 4.  The Board of Directors shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE

INDEMNIFICATION AND LIABILITY OF DIRECTORS

Section 1.  The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or enterprise, in any capacity.  Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.  No amendment or repeal of this Section 1 of Article VII shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

Section 2.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this Section 2 of Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 3.  In furtherance and not in limitation of the powers conferred by statute:

(a)

the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

(b)

the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE

INCORPORATORS

The name and address of the incorporator is:

Clifford L. Neuman, Esq.

Clifford L. Neuman, P.C.

1507 Pine Street

Boulder, Colorado  80302

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

IN WITNESS WHEREOF, I, the undersigned, being the Incorporator hereinabove named, hereby acknowledge that the foregoing Certificate of Incorporation is my act and deed, and do hereby further certify that the facts hereinabove stated are truly set forth, and accordingly I have hereunto set my hand this 11th day of December, 2009.

/s/ Clifford L. Neuman

Clifford L. Neuman

STATE OF COLORADO

)

) ss.

COUNTY OF BOULDER

)

I, Melissa A. Perry, a Notary Public, hereby certify that on the 11th  day of December, 2009, personally appeared before me Clifford L. Neuman, Incorporator, who, being by me first duly sworn, severally declared that he was the person who signed the foregoing document and that the statements therein contained are true.

My commission expires:     04-06-2013

/s/  Melissa A. Perry

Notary Public

[SEAL]